Exhibit 21.1

List of Subsidiaries of Visa Inc.

Subsidiary	Jurisdiction
Advanced Resolution Services, Inc.	Delaware
Consolidated Support Services, Inc.	Delaware
Debit Processing Services, Inc.	Delaware
Gerencia y Administracion, Sociedad Anonima	Guatemala
Inovant LLC	Delaware
Integrated Solutions Concepts, Inc.	Delaware
Interlink Network, Inc.	Delaware
International Vouchers US, LLC	Delaware
Nippon Processing Services	Japan
PLUS System, Inc.	Delaware
Servicios Visa International Ltda.	Chile
VCA Inovant Investments Inc.	Canada
Visa Canada Corporation	Nova Scotia
Visa Consolidated Support Services (India) Private Limited	India
Visa Do Brasil Empreendimentos Ltda.	Brazil
Visa Holdings, Inc.	Delaware
Visa Information Systems (Shanghai)	China
Visa International (Asia Pacific) Ltd.	Delaware
Visa International (Asia Pacific) Korea Ltd.	Korea
Visa International (Mexico) S.A. DE C.V.	Mexico
Visa International (Venezuela) S.A.	Venezuela
Visa International Service Association	Delaware
Visa Land Management, Inc.	Delaware
Visa Land Management II, Inc.	Delaware
Visa Land Management III, LLC	Delaware
Visa Land Management IV, LLC	Delaware
Visa Management Services Limited	United Kingdom
Visa Risk Limited	United Kingdom
Visa Resource Management Limited	Jersey
Visa Support Services (Singapore) Pte Ltd.	Singapore
Visa U.S.A. Inc.	Delaware
Visa Worldwide (Cayman) Co.	Cayman Islands
Visa Worldwide Pte. Ltd	Singapore
White Pike Financial Services International B.V.	Netherlands